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                                                                     EXHIBIT 5.1

                               January 13, 2000



Micron Electronics, Inc.
900 East Karcher Road
Nampa, Idaho 83687

Ladies and Gentlemen:

     As counsel for Micron Electronics, Inc. (the "Company"), a Minnesota corporation, we have examined and are familiar with its Articles of Incorporation, as amended, and its Bylaws, as amended. We have also examined the proceedings taken by the Board of Directors of the Company to authorize an increase from 10,000,000 to 15,000,000 in the number of shares of its common stock, par value $.01 per share, reserved for issuance pursuant to the exercise of stock options granted under the Micron Electronics, Inc. 1995 Stock Option Plan (the "Plan"). A Registration Statement on Form S-8 has been filed with the Securities and Exchange Commission with respect to the Plan.

     We are of the opinion that any of the additional 5,000,000 shares of the common stock of the Company reserved for issuance under the Plan, when issued in accordance with the terms of the Plan, will be duly issued and validly outstanding shares of the Common Stock of the Company, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-8 filed by the Company in connection with the Plan.

                                        Very truly yours,


                                        /s/ Holland & Hart LLP